Exhibit 99.1


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the third quarter ending September 30, 2003. The results represented the 23rd consecutive quarter that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported record net income of $3,880,000 for the quarter ending September 30, 2003. Earnings per share of common stock outstanding for the third quarter were $5.08, up 13.6% from the third quarter of the prior year. Return on average assets for the quarter exceeded 1.40%, and return on average equity (net of accumulated other comprehensive income) was 14.4%, an improvement of 57 basis points over the prior year.

Year-to-date, the Company earned record net income of $10,925,000. Earnings per share of common stock outstanding were $14.26, up 12.5% over the prior year. Return on average assets exceeded 1.35%, and return on average equity (net of accumulated other comprehensive income) was 13.9%, an improvement of 52 basis points over the prior year.

Steinwert indicated that the Company's growth has been a major contributor to its strong bottom-line. Since September 30, 2002, loans outstanding increased 12.9%, total deposits expanded 9.5% and total assets grew by 15.9% to $1.1 billion. During this period of significant growth, the Company's loan quality has remained extremely high, with year-to-date net charge-offs of only $33,000 and non-performing assets as of September 30, 2003 totaling only 0.4% of loans. Additionally, as of September 30, 2003 the Company's reserve for future loan losses reached $17.1 million or 2.2% of total loans. All of these performance statistics are very strong relative to the banking industry as a whole.

Steinwert further stated, "The Central Valley continues to enjoy a strong overall economy which has contributed to Farmers & Merchants Bancorp's success. In addition, our new branch offices in Stockton and Modesto are exceeding growth expectations. All of us at Farmers & Merchants Bancorp are extremely grateful to the communities we serve for their tremendous support of the Bank. In particular, we appreciate the readership of The Record Newspaper who recently voted F&M Bank as the "#1 Best Bank in San Joaquin County". In return, Farmers & Merchants Bancorp continues to be committed to its longstanding financial and volunteer support of the many community-based service organizations, whose missions of mercy are helping to improve the overall quality of life throughout California's Great Central Valley."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.
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